Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Reports First Quarter of Fiscal Year 2014

Financial Results

Santa Clara, Calif. (May 23, 2013) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the first quarter of fiscal year 2014, ended May 4, 2013.

Key 1Q FY2014 Financial Highlights

•	Revenue: $734 Million

•	GAAP Net Income: $53 Million

•	GAAP EPS: $0.11

•	Non-GAAP Net Income: $98 Million

•	Non-GAAP EPS: $0.19

•	Free Cash Flow: $53 Million

2Q FY2014 Financial Outlook

Marvell’s financial outlook does not include the potential impact of future share repurchases, pending litigation matters, business combinations, asset acquisitions or other investments that may be completed after May 4, 2013.

•	Revenue is expected to be in the range of $770 to $810 Million.

•	GAAP Gross Margin is expected to be in the range of 52.2% +/- 100 bps. Non-GAAP Gross Margin is expected to be in the range of 52.5% +/- 100 bps.

•	GAAP Operating Expenses are expected to be in the range of $370 Million +/- $10 Million. Non-GAAP Operating Expenses to be in the range of $315 Million +/- $10 Million.

•	GAAP EPS expected to be in the range of $0.09 +/- $0.02. Non-GAAP EPS expected to be in the range of $0.19 +/- $0.02.

1Q FY2014 Summary

Revenue for the first quarter of fiscal 2014 was $734 million, a 5 percent sequential decrease from $775 million in the fourth quarter of fiscal 2013, ended February 2, 2013, and a 8 percent decrease from revenue of $796 million in the first quarter of fiscal 2013, ended April 28, 2012.

GAAP net income for the first quarter of fiscal 2014 was $53 million, or $0.11 per share (diluted), compared with GAAP net income of $50 million, or $0.09 per share (diluted), for the fourth quarter of fiscal 2013, and $95 million, or $0.16 per share (diluted), for the first quarter of fiscal 2013.

Non-GAAP net income was $98 million, or $0.19 per share (diluted), for the first quarter of fiscal 2014, compared with non-GAAP net income of $104 million, or $0.19 per share (diluted), for the fourth quarter of fiscal 2013, and $139 million, or $0.23 per share (diluted), for the first quarter of fiscal 2013.

“Our results in the first quarter were at the high-end of our guidance mainly due to better than normal seasonal demand and share gains in our storage and networking end markets,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “Starting in the second quarter of fiscal 2014, we expect many of our investments and key initiatives across all of our end markets to produce tangible results. More specifically, we expect growth to be driven by increased traction in areas such as mobile handsets, tablets, connectivity and SSDs.”

Marvell reports net income, basic and diluted net income per share, in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended May 4, 2013, February 2, 2013, and April 28, 2012 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits.

GAAP gross margin for the first quarter of fiscal 2014 was 54.3 percent, compared to 52.2 percent for the fourth quarter of fiscal 2013 and 54.0 percent for the first quarter of fiscal 2013.

Non-GAAP gross margin for the first quarter of fiscal 2014 was 54.6 percent, compared to 53.2 percent for the fourth quarter of fiscal 2013 and 54.5 percent for the first quarter of fiscal 2013.

Shares used to compute GAAP net income per diluted share for the first quarter of fiscal 2014 were 505 million shares, compared with 528 million shares in the fourth quarter of fiscal 2013 and 595 million shares in the first quarter of fiscal 2013. Shares used to compute non-GAAP net income per diluted share for the first quarter of fiscal 2014 were 522 million shares, compared with 544 million shares for the fourth quarter of fiscal 2013 and 606 million shares for the first quarter of fiscal 2013. The decrease in shares used to compute both Marvell’s GAAP and non-GAAP net income per diluted share was primarily due to Marvell’s share repurchase program.

Cash flow from operations for the first quarter of fiscal 2014 was $84 million, compared to the $205 million reported in the fourth quarter of fiscal 2013 and the $199 million reported in the first quarter of fiscal 2013. Free cash flow for the first quarter of fiscal 2014 was $53 million, compared to the $161 million reported in the fourth quarter of fiscal 2013 and the $178 million reported in the first quarter of fiscal 2013. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of technology licenses reported under investing and financing activities in the consolidated statement of cash flows.

Under the share repurchase program, Marvell repurchased approximately 20 million shares for a total of $200 million in the first quarter of fiscal 2014. Over the past eleven quarters, Marvell has repurchased and retired approximately 204 million shares, or about 29 percent, of its outstanding shares.

Marvell also paid a quarterly dividend of $0.06 per share on April 4, 2013 to all shareholders of record as of March 14, 2013. Marvell intends to pay its next quarterly dividend of $0.06 per share on July 3, 2013 to all shareholders of record as of June 13, 2013.

The payment of future quarterly cash dividends on Marvell’s common shares is subject to, among other things, the best interests of its shareholders, its results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Bermuda law, and other factors that the board of directors may deem relevant.

Conference Call

Marvell will be conducting a conference call on Thursday, May 23, 2013 at 1:45 p.m. Pacific Time to discuss results for the first quarter of fiscal 2014. Interested parties may join the conference call by dialing 1-866-318-8611 or 1-617-399-5130, pass-code 64582267. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until June 23, 2013.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of stock-based compensation expense, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of stock-based compensation expected to be incurred in future periods but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including Marvell’s: expectations regarding investments and key initiatives across its end markets producing tangible results starting in the second quarter; expectations regarding increased traction in areas such as mobile handsets, tablets, connectivity and SSDs; statements regarding its dividend program including the declaration of, timing of, funding of and quarterly amount of dividends; statements concerning Marvell’s use of non-GAAP financial measures as important supplemental information; and statements relating to its financial outlook for the second quarter of fiscal 2014. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; costs and liabilities relating to current and future litigation; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner; uncertainty in the worldwide economic conditions; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; Marvell’s ability to generate cash flows; and other risks detailed in Marvell’s SEC filings from time to time. When Marvell files its Quarterly Report on Form 10-Q for the quarter ended May 4, 2013, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for the year ended February 2, 2013 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	May 4, 2013	February 2, 2013	April 28, 2012
Net revenue	$734,369	$775,294	$796,351
Cost of goods sold	335,438	370,833	366,322

Gross profit	398,931	404,461	430,029
Operating expenses:
Research and development	279,052	273,685	255,970
Selling and marketing	39,989	42,319	40,066
General and administrative	26,323	32,577	25,705
Amortization and write-off of acquired intangible assets	10,686	12,268	14,355

Total operating expenses	356,050	360,849	336,096

Operating income	42,881	43,612	93,933
Interest and other income, net	3,160	6,225	1,057

Income before income taxes	46,041	49,837	94,990
Provision (benefit) for income taxes	(7,168)	(315)	447

Net income	$53,209	$50,152	$94,543

Basic net income per share	$0.11	$0.10	$0.16

Diluted net income per share	$0.11	$0.09	$0.16

Shares used in computing basic earnings per share	502,180	525,804	580,024
Shares used in computing diluted earnings per share	505,387	528,082	594,739

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	May 4, 2013	February 2, 2013
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,732,643	$1,918,990
Accounts receivable, net	370,350	330,238
Inventories	270,652	250,420
Prepaid expenses and other current assets	79,269	85,698

Total current assets	2,452,914	2,585,346
Property and equipment, net	384,612	387,027
Long-term investments	16,550	16,769
Goodwill and acquired intangible assets, net	2,114,893	2,121,793
Other non-current assets	152,198	150,829

Total assets	$5,121,167	$5,261,764

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$307,393	$286,552
Accrued expenses	246,432	261,186
Deferred income	59,270	60,150

Total current liabilities	613,095	607,888
Other non-current liabilities	155,631	169,281

Total liabilities	768,726	777,169

Shareholders’ equity:
Common stock	988	1,017
Additional paid-in capital	2,789,534	2,945,643
Accumulated other comprehensive income	2,176	1,148
Retained earnings	1,559,743	1,536,787

Total shareholders’ equity	4,352,441	4,484,595

Total liabilities and shareholders’ equity	$5,121,167	$5,261,764

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	May 4,	April 28,
	2013	2012
Cash flows from operating activities:
Net income	$53,209	$94,543
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,966	21,199
Stock-based compensation	33,513	27,192
Amortization of acquired intangible assets	10,686	14,355
Other expense, net	2,523	2,903
Excess tax benefits from stock-based compensation	(7)	(41)
Changes in assets and liabilities:
Accounts receivable	(40,112)	(10,119)
Inventories	(20,123)	201
Prepaid expenses and other assets	6,802	4,242
Accounts payable	28,936	21,249
Accrued expenses and other liabilities	(20,081)	18,143
Accrued employee compensation	4,423	(648)
Deferred income	(880)	5,454

Net cash provided by operating activities	83,855	198,673
Cash flows from investing activities:
Purchases of available-for-sale securities	(306,838)	(421,652)
Sales and maturities of available-for-sale securities	335,771	558,777
Purchases of strategic investments	—	(5,000)
Cash paid for acquisitions, net	(2,551)	—
Purchases of technology licenses	(5,860)	(2,045)
Purchases of property and equipment	(20,080)	(18,904)

Net cash provided by investing activities	442	111,176
Cash flows from financing activities:
Repurchase of common stock (a)	(216,694)	(223,157)
Proceeds from employee stock plans	19,805	17,803
Minimum tax withholding paid on behalf of employees for net share settlement	(9,378)	(8,879)
Dividend payment to shareholders	(30,253)	—
Payment on technology license obligations	(5,317)	—
Excess tax benefits from stock-based compensation	7	41

Net cash used in financing activities	(241,830)	(214,192)

Net decrease in cash and cash equivalents	(157,533)	95,657

Cash and cash equivalents at beginning of period	751,953	784,902

Cash and cash equivalents at end of period	$594,420	$880,559

(a)	Marvell records all repurchases as well as investment purchases and sales, based on trade date in accordance with U.S. GAAP. Cash paid for repurchase of Marvell common shares includes a total of 19.9 million shares repurchased for $200.2 million in the first quarter of fiscal 2014, adjusted for repurchases made in the final three days of the current and previous quarters that are accrued but not yet paid due to the standard three-day settlement period.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	May 4, 2013	February 2, 2013	April 28, 2012

GAAP net income	$53,209	$50,152	$94,543
Stock-based compensation	33,513	36,486	27,192
Amortization of acquired intangible assets	10,686	12,268	14,355
Acquisition-related costs (a)	465	295	2,456
Restructuring	228	154	115
Legal/Tax related matters (b)	—	5,008	—

Non-GAAP net income	$98,101	$104,363	$138,661

GAAP weighted average shares - diluted	505,387	528,082	594,739
Non-GAAP adjustment	17,094	16,196	10,814

Non-GAAP weighted average shares diluted (c)	522,481	544,278	605,553

GAAP diluted net income per share	$0.11	$0.09	$0.16

Non-GAAP diluted net income per share	$0.19	$0.19	$0.23

GAAP gross profit:	$398,931	$404,461	$430,029
Stock-based compensation	1,867	2,300	2,123
Acquisition-related costs (a)	—	—	1,929
Legal/Tax related matters (b)	—	5,698	—

Non-GAAP gross profit	$400,798	$412,459	$434,081

GAAP gross margin	54.3%	52.2%	54.0%
Stock-based compensation	0.3%	0.3%	0.3%
Acquisition-related costs (a)	—	—	0.2%
Legal/Tax related matters (b)	—	0.7%	—

Non-GAAP gross margin	54.6%	53.2%	54.5%

GAAP research and development:	$279,052	$273,685	$255,970
Stock-based compensation	(23,279)	(24,997)	(17,174)
Acquisition-related costs (a)	(400)	(262)	(442)
Restructuring	—	(1)	—
Legal/Tax related matters (b)	—	690	—

Non-GAAP research and development	$255,373	$249,115	$238,354

GAAP selling and marketing:	$39,989	$42,319	$40,066
Stock-based compensation	(3,392)	(3,683)	(3,036)
Acquisition-related costs (a)	(45)	(14)	(46)
Restructuring	—	—	7

Non-GAAP selling and marketing	$36,552	$38,622	$36,991

GAAP general and administrative:	$26,323	$32,577	$25,705
Stock-based compensation	(4,975)	(5,506)	(4,859)
Acquisition-related costs (a)	(20)	(19)	(39)
Restructuring	(228)	(153)	(122)

Non-GAAP general and administrative	$21,100	$26,899	$20,685

(a)	Acquisition-related costs include the step-up in fair value of acquired inventory that was sold during the period, and the amortization of retention bonuses required by the terms of the acquisition.
(b)	Legal/Tax related matters during the three months ended February 2, 2013 includes an expense of $5.7 million related to an ongoing litigation matter. The amount recorded does not relate to Marvell’s litigation with Carnegie Mellon University (CMU).
(c)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of stock-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP Outlook

(Unaudited)

(In millions, except per share amounts)

Q2 FY2014
Outlook
Note : Amounts represent the midpoint of the expected range
GAAP gross margin	52.2%
Stock-based compensation, acquisition related costs, and other	0.3%

Non-GAAP gross margin	52.5%

Q2 FY2014
Outlook
GAAP operating expenses	$370
Stock-based compensation, acquisition-related costs, restructuring, amortization of intangible assets and other	(55)

Non-GAAP operating expenses	$315

Q2 FY2014
Outlook
GAAP diluted earnings per share	$0.09
Stock-based compensation, acquisition-related costs, restructuring, amortization of intangible assets and other	0.10

Non-GAAP earnings per share	$0.19